UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

DAILY JOURNAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DAILY JOURNAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held February 4, 2009

To the Shareholders of

DAILY JOURNAL CORPORATION

The Annual Meeting of Shareholders of Daily Journal Corporation (the “Company”) will be held at 915 East First Street, Los Angeles, California 90012 on Wednesday, February 4, 2009, at 10:00 a.m., Los Angeles time. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement which is attached hereto and incorporated herein:

(1)	Election of a Board of Directors.

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

(3)	Ratification of the Management Incentive Plan.

(4)	Such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 19, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Michelle Stephens

Secretary

December 30, 2008

IMPORTANT

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO DATE, FILL IN, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DAILY JOURNAL CORPORATION

915 East First Street

Los Angeles, California 90012

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

February 4, 2009

Your proxy in the enclosed form is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 4, 2009 at 915 East First Street, Los Angeles, California 90012 at 10:00 a.m., and at any adjournment thereof. Each properly executed proxy received prior to the Annual Meeting will be voted as directed, but, if not otherwise specified, proxies will be voted (1) for the election of the nominees for directors named in this Proxy Statement, (2) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year and (3) to ratify the Management Incentive Plan. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the discretion of the holders thereof.

Each shareholder has the right to revoke his proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at 915 East First Street, Los Angeles, California 90012, a written revocation or a properly executed proxy bearing a later date, or by voting in person.

The Company will bear the cost it contracts for in solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telecopier or e-mail by officers, directors and other employees of the Company (none of whom will receive additional compensation therefor). The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

The close of business on December 19, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shares of Common Stock, of which 1,459,183 were outstanding on December 19, 2008, are the only voting securities of the Company. A majority of the Company’s outstanding shares of Common Stock as of December 19, 2008 must be represented in person or by proxy to constitute a quorum for the Annual Meeting. All shares represented in person or by proxy, regardless of the nature of the vote, the indication of abstention or the absence of a vote indication, including broker non-votes, will be counted to determine the number of shares represented at the meeting. This Proxy Statement and the enclosed form of proxy were first mailed to shareholders on or about December 30, 2008.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Bylaws of the Company permit from three to five members of the Board of Directors. Presently, five directors serve on the Board. The directors are elected annually and serve until the next annual meeting of shareholders and the election of their successors.

The independent members of the Board of Directors have nominated for election the five current directors of the Company. Shareholders have cumulative voting rights in the election of directors. This means that each shareholder has the right to cast a number of votes equal to his number of shares of Common Stock multiplied by the number of directors to be elected, and to cast all of such votes for one nominee or distribute such votes among two or more nominees as he chooses. The right to vote cumulatively is dependent on a shareholder’s giving notice of his intention to cumulate his votes either to an officer of the Company in writing 48 hours before the meeting or by an announcement during the meeting before the voting for directors commences. Once such notice is given, all other shareholders entitled to vote at the meeting will be without further notice entitled to cumulate their votes. Unless otherwise instructed, the persons named in the accompanying form of Proxy will vote the proxies for the five nominees named below, reserving the right, however, to cumulate such votes and to distribute them among the nominees at their discretion.

Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Abstentions are not counted as votes cast in favor of any nominee.

The Board of Directors of the Company does not contemplate that any of the following nominees will become unavailable prior to the meeting, but if any such persons should become unavailable, proxies will be voted for such other nominees as may be selected by the Company’s independent directors.

Directors

The information set forth below as to each nominee for election as director has been furnished to the Company by the respective persons named below:

Name	Age	Principal Occupation Last Five Years
Charles T. Munger	85	Mr. Munger has been Chairman and a director of the Company since 1977. He also serves as Vice Chairman and a director of Berkshire Hathaway Inc., a holding company with interests in insurance companies, corporations engaged in the retail sale of consumer goods, a manufacturer of premium candies, various other manufacturers, the publisher of The World Book Encyclopedia and a newspaper, the Buffalo News. Mr. Munger is also Chairman of the Board of Directors of Wesco Financial Corporation (80% owned by Berkshire Hathaway Inc.), which owns an insurance company, a furniture rental business and a specialty steel distribution company. Mr. Munger is a director of COSTCO Wholesale Corporation, a discount merchant.
J.P. Guerin	79	Mr. Guerin has been Vice Chairman and a director of the Company since 1977. Mr. Guerin is a private investor.
Gerald L. Salzman	69	Mr. Salzman was elected to the Board of Directors and became President of the Company in 1986. Mr. Salzman also acts as Chief Executive Officer, Chief Financial Officer, Treasurer and Assistant Secretary of the Company.

Name	Age	Principal Occupation Last Five Years
George C. Good	86	Mr. Good has been a director of the Company since 1988. Mr. Good is a private investor.
Peter D. Kaufman	54	Mr. Kaufman joined the Board of Directors in 2006. Mr. Kaufman is Chairman and Chief Executive Officer of Glenair, Inc., a privately held manufacturer of electrical and fiber optic components and assemblies for the aerospace industry. He has served in various capacities at that company since 1977. He is also a director of Wesco Financial Corporation.

Proxies given without instructions will be voted FOR the nominees listed above.

CORPORATE GOVERNANCE

The Board of Directors has determined that Messrs. Guerin, Good and Kaufman are “independent” in accordance with NASDAQ Marketplace Rule 4200. Accordingly, a majority of the members of the Board of Directors are independent, as required by NASDAQ Marketplace Rule 4350(c)(1).

The Board of Directors has two standing committees: the audit committee and the compensation committee, both consisting of Messrs. Guerin, Good and Kaufman. During the fiscal year ended September 30, 2008, the Board of Directors held three meetings. The audit committee held three meetings, and the compensation committee also held three meetings during the fiscal year. Each director attended all of the meetings of the Board and any committee of which he was a member. The Company does not require its directors to attend the Annual Meetings of Shareholders, but all of the Company’s five directors serving at the time of the 2008 Annual Meeting attended that meeting.

Audit Committee

The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is responsible for assisting the Board in fulfilling its responsibilities as they relate to the Company’s accounting policies, internal controls, and financial reporting practices. The audit committee operates in accordance with a written charter that is not available on the Company’s website, but that was attached as an appendix to the Company’s proxy statement for the 2008 annual meeting of shareholders. The Board of Directors has determined that Mr. Guerin is an “audit committee financial expert,” as that term is used in Item 407 of Regulation S-K promulgated under the Exchange Act. The Board of Directors has also determined that Mr. Guerin is independent even though he falls outside the “safe harbor” definition set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act because he owns in excess of 10% of the Company’s common stock. Among other things, the Board considered Mr. Guerin’s history of service and the percentage of common stock held by others, and it determined that he is not an “affiliated person” of the Company who would be ineligible to serve on the audit committee. The Board of Directors believes that each of Messrs. Guerin, Good and Kaufman is independent under NASDAQ Marketplace Rule 4200, meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act and satisfies the other audit committee membership requirements specified in NASDAQ Marketplace Rule 4350(d)(2)(A).

Compensation Committee

The compensation committee is responsible for determining the compensation of the Company’s Chief Executive Officer and all of its other officers. In light of this straightforward responsibility, the compensation committee does not operate under a written charter. The compensation committee does not delegate its responsibilities. The Company’s only executive officer, Gerald L. Salzman, does not determine or recommend the amount or form of his compensation or of any director’s compensation. The compensation committee relies on its own good judgment in carrying out its duties and does not waste shareholder money on compensation consultants.

Nominations

There is no standing nominating committee, but Messrs. Guerin, Good and Kaufman, the Company’s independent directors, are responsible for selecting nominees for election to the Board of Directors. The Company believes that its independent directors are able to fully consider and select appropriate nominees for election to the Board without operating as a formal committee or pursuant to a written charter. For this same reason, the Company does not have a formal policy by which its shareholders may recommend director candidates, but Messrs. Guerin, Good and Kaufman will certainly consider candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 915 East First Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board must meet the independence requirements of NASDAQ Marketplace Rule 4200 and Rule 10A-3 under the Exchange Act. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although Messrs. Guerin, Good and Kaufman may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Messrs. Guerin, Good and Kaufman will consider all relevant qualifications as well as the needs of the Company in terms of compliance with NASDAQ listing standards and Securities and Exchange Commission rules.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 915 East First Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of the Company. The Code of Ethics is attached as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003.

Related Person Transactions

The Company utilizes the software consulting services of Jon Darin Salzman, the son of the Company’s President, Gerald L. Salzman. In fiscal 2008, he billed the Company approximately $110,000 for about 1,690 hours of software consulting work, and aggregate payments are expected to be at approximately the same rate in fiscal 2009. The Audit Committee approved this related party transaction for fiscal 2008 and has approved it again for fiscal 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid by the Company during the last two fiscal years to Gerald L. Salzman, who is the only executive officer of the Company.

Summary Compensation Table

Annual Executive Compensation in Fiscal 2007 – 2008

	Fiscal Year	Salary	Bonus	Non-Equity Incentive Plan Compensation (1)	Total
Gerald L. Salzman	2008	$250,000	$400,000	$1,213,600	$1,863,600
Chief Executive Officer, President, Chief Financial Officer, Treasurer and Assistant Secretary	2007	250,000	300,000	737,040	1,287,040

(1)	All amounts were paid pursuant to the Company’s Management Incentive Plan. Mr. Salzman has received certificates entitling him to a designated share (currently 8.2%) of the Company’s income before taxes and certain other items on a consolidated basis. In fiscal 2008, Mr. Salzman received a certificate entitling him to 1.39% of such earnings for the current and the next nine years. (The 1.39% awarded in fiscal 2008 replaced an earlier awarded certificate which terminated with a final payment in fiscal 2007.) Mr. Salzman’s 2008 certificate resulted in a payment of $205,000 for fiscal 2008.

The compensation for Mr. Salzman, the Company’s only executive officer, consists of three elements: base salary, year-end bonus and participation in the Management Incentive Plan. Salary and bonus payments are primarily designed to reward current and past performance, while awards granted pursuant to the Management Incentive Plan are aimed at providing incentives for long-term future profitability of the Company. In determining the amount and form of compensation to be paid or awarded in 2008, the compensation committee considered the Company’s overall performance over a period of years, rather than constructing a guideline or formula based on any particular performance measured in a single year. The compensation committee also recognized that Mr. Salzman serves in several executive capacities. Mr. Salzman currently serves as the Company’s chief executive officer, president, chief financial officer, chief accounting officer, treasurer and assistant secretary.

Mr. Salzman’s base salary remained $250,000, or the same as the amounts paid in each fiscal year since 1992. Mr. Salzman received a bonus of $400,000 in fiscal 2008 and $300,000 in fiscal 2007. The compensation committee believes that the amounts of base salary (which will be continued at the same level for fiscal 2009) and bonus have been warranted by the Company’s financial performance, and by Mr. Salzman’s personal performance. While the compensation committee did not undertake a comparison of Mr. Salzman’s compensation to amounts paid by other companies to their chief executive officers, the committee members did utilize in their determination of Mr. Salzman’s compensation their collective current and past experience as directors and executive officers of numerous companies, and their subjective judgments about the performance of the Company and Mr. Salzman in light of the highly competitive market conditions in the publishing and case management software businesses.

The Company has no stock option plans, retirement plans, deferred compensation plans, disability insurance programs or traditional perquisites (other than health insurance and a life insurance policy, which are offered to all full-time employees). It instead maintains the Management Incentive Plan, which is designed to link compensation to the performance of the Company by granting to Mr. Salzman and other participating employees a percentage of income before taxes, workers’ compensation expenses and supplemental compensation expenses in the current year and each of the next nine years subsequent to the grant, provided they remain employed by the Company or are retired (and not competing with any of the Company’s businesses) and have worked for the Company until age 65. The Management Incentive Plan has three different kinds of certificates entitling participants to a share of the Company’s earnings related to their core responsibilities. Employees who work in the Company’s traditional publishing business are eligible to receive “Daily Journal Non-Consolidated Certificates,” while those working for Sustain are eligible to receive “Sustain Certificates.” Mr. Salzman and other employees with responsibilities for the entire business are eligible to receive “Daily Journal Consolidated Certificates.” The compensation committee recognizes that a significant portion of the compensation paid pursuant to the Management Incentive Plan relates to “certificates” earned under the Plan in prior years, with future payments entirely dependent on earnings. Non-negotiable certificates specifying the designated share of earnings are given to employees as evidence of their participation in the Management Incentive Plan. Certificates are awarded on the basis of employee performance. The aggregate supplemental compensation awarded under the Management Incentive Plan to all participants in fiscal 2008 was $1,800,900. That compares to an aggregate of $1,171,905 awarded under the plan in fiscal 2007.

The compensation committee believes the Management Incentive Plan is preferable to a conventional stock option plan. As a mechanism for compensation, a stock option plan is capricious, as employees awarded options in a particular year would ultimately receive too much or too little compensation for reasons unrelated to employee performance. Such variations could cause undesirable effects, as employees receive different results for options awarded in different years. In addition, a conventional stock option plan would fail to properly weigh the disadvantage to shareholders through dilution. The Management Incentive Plan was implemented in combination with repurchases of the Company’s stock, and therefore the Company’s per share earnings have not been diluted by grants under the Management Incentive Plan. At December 19, 2008, 70,000 units for Daily Journal Non-Consolidated Certificates, 56,500 units for Sustain Certificates and 148,000 units for Daily Journal Consolidated Certificates were outstanding under the Management Incentive Plan, while 393,315 shares of the Company’s common stock (including Treasury Shares) have been repurchased since the commencement of the plan.

After considering the amount of the certificates previously granted to Mr. Salzman under the Management Incentive Plan, the compensation committee granted to Mr. Salzman additional certificates entitling him to receive approximately 1.39% ($205,000 in fiscal 2008) of the earnings of the Company. Certificates awarded to Mr. Salzman in earlier years of the Management Incentive Plan began to expire after fiscal 1997, and those certificates expiring in fiscal 2008 were for 1.39% of earnings. Accordingly, the award in fiscal 2008 essentially replaced an identical expiring award and maintained Mr. Salzman’s interest in the earnings of the Company at 8.2% ($1,213,600 in fiscal 2008), where it has been since fiscal 1997. The compensation committee has awarded Mr. Salzman a certificate for fiscal 2009 equal to approximately 1.1% of the Company’s earnings in 2009 and in each of the next nine years (again, replacing an identical expiring award), subject to the discretion of the committee to reduce that percentage prior to the payout for 2009. The compensation committee will continue to examine the appropriate amount of future grants to Mr. Salzman in light of the Company’s financial performance and the expiration, or expected expiration, of a substantial portion of the certificates Mr. Salzman currently holds.

Mr. Salzman does not have an employment contract with the Company, nor is he otherwise entitled to any sort of special payment in connection with his termination or a change in control of the Company.

Compensation of Directors

Messrs. Munger, Guerin and Salzman receive no fees for serving on the Company’s Board of Directors. Messrs. Good and Kaufman each receive a yearly stipend of $5,000. The Company also reimburses directors for travel and other expenses incident to service, but it provides no other compensation or perquisites. Non-employee director compensation for 2008 is summarized in the following table:

Non-Employee Director Compensation

Name	Fees earned or paid in cash	All other compensation	Total
Charles T. Munger	$0	$0	$0
J.P. Guerin	0	0	0
George C. Good	5,000	0	5,000
Peter D. Kaufman	5,000	0	5,000

AUDIT COMMITTEE REPORT

The Company’s audit committee has reviewed and discussed the audited financial statements with the Company’s management and has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (AICPA, Professional Standards, Vol. 1. AU Section 380) and the Company’s Audit Committee Charter. The audit committee has received written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year. Submitted by the members of the audit committee:

J. P. Guerin

George C. Good

Peter D. Kaufman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 19, 2008 the names and holdings of those persons known to the Company to be beneficial owners of more than 5% of its Common Stock, the holdings of each nominee for director, and the holdings of all directors and executive officers as a group. Each person has sole investment and voting power, except where indicated otherwise.

Beneficial Owner	Amount Beneficially Owned		Percent of Class
Munger, Marshall & Co.	599,409	(1)	41.1%
Charles T. Munger	599,409	(1)	41.1
Ira A. Marshall, Jr.	601,609	(1)	41.2
J.P. Guerin	254,470	(2)	17.4
The Guerin Family Trust	165,744	(3)	11.4
Wallace R. Weitz & Company	116,000	(4)	7.9
Gerald L. Salzman	31,636	(5)	2.2
Peter D. Kaufman	None		—
George C. Good	None		—
All directors and executive officers as a group (five persons)	887,524	(6)	60.8

(1)	599,409 shares are owned by Munger, Marshall & Co., a California limited partnership, whose address is 355 South Grand Avenue, Los Angeles, California 90071, in which partnership Mr. Munger and Ira A. Marshall, Jr. are sole general partners and controlling persons who share investment and voting power. Mr. Munger and Mr. Marshall own approximately 16.7% and 2.5%, respectively, of the interest in Munger, Marshall & Co. Mr. Munger’s and Mr. Marshall’s business address is 355 South Grand Avenue, Los Angeles, California 90071. The Company owns approximately 7.9% of the interest in Munger, Marshall & Co.
(2)	218,470 shares are held by The Guerin Family Trust and another trust for which Mr. Guerin is trustee and a beneficiary; and 36,000 shares are held by the Guerin Foundation, as to which shares Mr. Guerin exercises sole investment and voting power. Mr. Guerin’s, the trusts’, and the foundation’s business address is 355 South Grand Avenue, Los Angeles, California 90071.
(3)	Mr. Guerin is trustee and a beneficiary of this trust.
(4)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 13, 2006, Wallace R. Weitz & Company and Mr. Wallace R. Weitz, president and primary owner of Wallace R. Weitz & Company, may be deemed to be the beneficial owners of 116,000 shares owned of record by investment advisory clients of Wallace R. Weitz & Company. The address of Wallace R. Weitz & Company and Mr. Weitz is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 79124.

(5)	30,936 of such shares are held by a pension plan of Mr. Salzman.
(6)	This figure eliminates double counting of 599,409 shares owned by Munger, Marshall & Co., of which both Mr. Munger and Mr. Marshall are general partners, and of 165,744 shares of the Guerin Family Trust, for which Mr. Guerin is a trustee and beneficiary.

RATIFICATION OF RELATIONSHIP WITH THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The audit committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make such statements as Ernst & Young LLP may desire and to answer appropriate questions from shareholders.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstentions have no effect on the outcome.

Proxies given without instructions will be voted FOR ratification of Ernst & Young LLP as the Company’s independent accountants.

OTHER MATTERS REGARDING THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Ernst & Young LLP billed aggregate fees of approximately $148,000 for professional services rendered for the audit of the Company’s fiscal 2008 financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2008. Ernst & Young LLP billed aggregate fees of approximately $144,000 for the same services in fiscal 2007.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees billed by Ernst & Young LLP in either fiscal 2008 or fiscal 2007.

Tax Fees

During fiscal 2007, Ernst & Young LLP billed $35,000 related to the Internal Revenue Service’s audit of certain research and development tax credits in prior year tax filings. There were no similar fees in fiscal 2008.

All Other Fees

There were no such fees billed by Ernst & Young LLP in either fiscal 2008 or fiscal 2007.

Pre-Approval Policy

Pursuant to the rules and regulations of the Securities and Exchange Commission, before the Company’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to a pre-approval policy. The audit committee has adopted a pre-approval policy, and it was attached as Appendix B to the Company’s proxy statement for the 2008 Annual Meeting of Shareholders.

The policy requires the audit committee to specifically pre-approve all services that Ernst & Young LLP provides to the Company (including audit services, tax services and other services), with the exception of certain audit-related services that do not impair the firm’s independence. Generally, pre-approval under the policy is provided for a period of 12 months and relates to a particular category or group of services. Pre-approval fee levels for all services are also established periodically by the audit committee. To ensure prompt handing of unexpected matters, the chair of the audit committee has been delegated authority under the policy to amend or modify any pre-approved non-audit services and fees, with any such action to be reported to the full committee at its next scheduled meeting. The policy also contains a list of non-audit services which Ernst & Young LLP is prohibited from providing if the results of those services would be subject to audit procedures during the audit of the Company’s financial statements.

The audit committee pre-approved all services provided by Ernst & Young LLP during fiscal 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and its executive officer and all persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The directors, executive officer and greater-than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that during 2008 all filing requirements were satisfied.

RATIFICATION OF MANAGEMENT INCENTIVE PLAN

(Item 3 on the Proxy Card)

The Board of Directors unanimously recommends ratification of the Company’s Management Incentive Plan (the “Plan”), which includes approval of the Plan’s earnings-based performance measures, as described below.

The Plan is the Company’s only long-term incentive plan. The Company has no stock option plans, retirement plans, deferred compensation plans, disability insurance programs or other traditional perquisites (other than health insurance and a life insurance policy, which are offered to all full time employees). All payouts under the Plan are made in cash. No stock, options or other equity can be awarded under the Plan.

All full time employees of the Company are eligible to participate in the Plan. Awards are made by the compensation committee (and ratified by the Board of Directors) based on individual performance.

The Plan is very simple. Participants are awarded certificates that entitle them to a specified percentage of income before taxes, workers’ compensation expenses and supplemental compensation expenses (hereinafter, “Earnings”) in the current year and each of the next nine years subsequent to the grant, provided they remain employed by the Company or are retired (and not competing with any of the Company’s businesses) after having worked for the Company until age 65. The Plan has three different kinds of certificates entitling participants to a share of the Earnings related to their core responsibilities. Employees who work in the Company’s traditional publishing segment are eligible to receive Daily Journal Non-Consolidated Certificates, while those working for the Sustain segment are eligible to receive Sustain Certificates. Employees with responsibilities for the entire business are eligible to receive Daily Journal Consolidated Certificates.

Following the end of each fiscal year, if the Company or the applicable segment has generated Earnings, each outstanding certificate will represent the right to receive a cash payment equal to the percentage of those Earnings specified in the certificate. If the Company or the applicable segment does not generate Earnings in a particular fiscal year, then there would be no payout under the certificate for that year.

The percentages specified in the certificates are calculated by dividing a certain number of “units” by the number of Company shares outstanding at the commencement of the Plan. For example, if a participant is awarded a Daily Journal Consolidated Certificate for 12,000 units, that would equate to approximately 0.66% of the Company’s overall Earnings based on 1,805,053 outstanding shares. Under the Plan, no individual participant can hold certificates entitling him or her to more than 10% of the Earnings of the Company or the applicable segment in any particular fiscal year. Mr. Salzman, the Company’s chief executive officer, president, treasurer, chief financial officer, chief accounting officer and assistant secretary, has certificates entitling him to 8.2% of the Company’s Earnings in 2009, representing the same percentage interest he has had since 1997. Individual certificates awarded to Mr. Salzman can be reduced for the first fiscal year of the award at the discretion of the compensation committee, but thereafter the certificates cannot be changed.

The Plan was implemented in combination with repurchases of the Company’s stock so that the Company’s earnings per share are not diluted by grants under the Plan. At December 19, 2008, there were outstanding 70,000 units under Daily Journal Non-Consolidated Certificates, 56,500 units under Sustain Certificates and 148,000 units under Daily Journal Consolidated Certificates, while 393,315 shares of the Company’s common stock have been repurchased since the commencement of the Plan.

The Board of Directors recently approved an amendment to the Plan to provide that certificates will remain outstanding following the death of the participant, with any payments to be made to the deceased participant’s beneficiaries. Prior to approval of the amendment, certificates would have been canceled upon the death of the participant.

There is no formal Plan document. Rather, most of the key terms of the Plan are contained in the certificates themselves, the amended forms of which are attached as Appendix A. Additional information regarding the Plan can also be found in the “Executive Compensation” section of this proxy statement.

If stockholders ratify the Plan:

1. The recent amendment approved by the Board of Directors will become part of all existing and future certificates awarded under the Plan;

2. Assuming compliance with other Internal Revenue Service rules regarding performance-based compensation, the Company can take a full tax deduction for compensation paid under the Plan to the Company’s chief executive officer (and potentially other top executive officers in the future), even if it exceeds $1 million in any particular year; and

3. The outstanding certificates previously awarded to Mr. Salzman will be ratified and approved.

Ratification of the Management Incentive Plan will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstentions and broker non-votes have no effect on the outcome.

Proxies given without instructions will be voted FOR ratification of the Management Incentive Plan.

OTHER MATTERS

Other Business

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed in the notice of Annual Meeting and discussed above. If other matters should come before the meeting, however, the persons named in the form of proxy will vote in accordance with their best judgment.

Cost of Solicitation

The solicitation of proxies for the Annual Meeting will be made primarily by mail. The Company may reimburse persons holding shares in their names as custodians, nominees, or fiduciaries for expenses they may incur in obtaining instructions from beneficial owners of such shares.

Proposals of Security Holders

It is expected that the Company’s 2010 Annual Meeting will be held on or about February 3, 2010. Shareholders desiring to submit proposals for action at that meeting will be required to submit them to the Company on or before September 1, 2009. Any such shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Shareholders intending to present proposals from the floor of the 2010 Annual Shareholder Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, must notify the Company of such intentions before November 16, 2009. After such date, the Company’s proxy in connection with the 2009 Annual Shareholder Meeting may confer discretionary authority on the Board to vote on any such proposals.

Annual Report to Shareholders

Enclosed with this Proxy Statement is the Annual Report of the Company for the year ended September 30, 2008. The enclosed Annual Report is included for the convenience of shareholders only and should not be viewed as part of the proxy solicitation material.

Additional Information

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Shareholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request prior to the date of the Annual Meeting. The request should identify the person requesting the Report as a shareholder of the Corporation as of December 19, 2008. The exhibits of that Report will also be provided upon request and payment of copying charges. Requests should be directed to Mr. Gerald L. Salzman, Daily Journal Corporation, 915 East First St., Los Angeles, California 90012.

By Order of the Board of Directors

Michelle Stephens

Secretary

DATED: December 30, 2008

APPENDIX A

Forms of Certificates Issued Under the Management Incentive Plan

Non-Negotiable Certificate

Representing an Employee Participant Interest in the

Daily Journal Corporation (“DJC”) Management Incentive Plan

to an Employee, as long as that Employee Remains Employed by DJC or one of its Subsidiaries,

based on Earnings of DJC and its Subsidiaries on a Consolidated Basis (“DJC Consolidated”)

[DATE]

This non-negotiable certificate represents the right of                    (the “Employee”) to receive, in addition to all other compensation due or awarded:

1. In December [YEAR],             / 1,805,053 of the earnings of DJC Consolidated for the year ending September [YEAR], before taxes, workers’ compensation expenses and supplemental compensation expenses; plus

2. In December of each of the following nine years, the same fraction of the earnings of DJC Consolidated for the year ended the preceding September 30, before taxes, workers’ compensation expenses and supplemental compensation expenses.

If more shares of DJC are issued for consideration (e.g., in a merger or public offering), the denominator of the Employee’s fractional interest will be increased by the number of shares issued, effective with the first payment due thereafter, to reflect the share increase. Both the numerator and the denominator of the fraction will be appropriately adjusted to reflect any changes in shares outstanding which occur without additional consideration to DJC, as in stock splits and stock dividends.

No additional payments will be made to the Employee under this or any other certificate (all of which shall expire) after the employee either (1) shall have left the employ of DJC, prior to the Employee’s reaching age 65, for any reason whatsoever (including but not limited to being unreasonably fired by DJC prior to reaching age 65) or (2) directly or indirectly enters the employ (either as a direct or indirect employee or direct or indirect independent contractor) of any competitor of DJC or any of its subsidiaries whether such employment occurs before or after the Employee reaches age 65. If this certificate has not expired prior to the time of the Employee’s death, payments will continue to be made under this certificate (and any other unexpired certificates) to the Employee’s beneficiaries until expiration. Otherwise, all certificates are non-transferrable.

Compensation to the Employee under this certificate, and other such certificates issued to the Employee (and other employees), shall not be deducted in making earnings computations for the purpose of the Plan. Earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final and binding on the Employee.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under unexpired certificates, if any, issued to the Employee in prior years.

IN WITNESS WHEREOF, this certificate is executed as of [DATE].

DAILY JOURNAL CORPORATION

By:
Name:
Title:

Non-Negotiable Certificate

Representing an Employee Participant Interest in the

Daily Journal Corporation (“DJC”) Management Incentive Plan

to an Employee, as long as that Employee Remains Employed by DJC or one of its Subsidiaries,

based on Earnings of DJC’s Non-Sustain Operations (“DJC Non-Consolidated”)

[DATE]

This non-negotiable certificate represents the right of                    (the “Employee”) to receive, in addition to all other compensation due or awarded:

1. In December [YEAR],             / 1,805,053 of the earnings of DJC Non-Consolidated for the year ending September [YEAR], before taxes, workers’ compensation expenses and supplemental compensation expenses; plus

2. In December of each of the following nine years, the same fraction of the earnings of DJC Non-Consolidated for the year ended the preceding September 30, before taxes, workers’ compensation expenses and supplemental compensation expenses.

If more shares of DJC are issued for consideration (e.g., in a merger or public offering), the denominator of the Employee’s fractional interest will be increased by the number of shares issued, effective with the first payment due thereafter, to reflect the share increase. Both the numerator and the denominator of the fraction will be appropriately adjusted to reflect any changes in shares outstanding which occur without additional consideration to DJC, as in stock splits and stock dividends.

No additional payments will be made to the Employee under this or any other certificate (all of which shall expire) after the employee either (1) shall have left the employ of DJC, prior to the Employee’s reaching age 65, for any reason whatsoever (including but not limited to being unreasonably fired by DJC prior to reaching age 65) or (2) directly or indirectly enters the employ (either as a direct or indirect employee or direct or indirect independent contractor) of any competitor of DJC or any of its subsidiaries whether such employment occurs before or after the Employee reaches age 65. If this certificate has not expired prior to the time of the Employee’s death, payments will continue to be made under this certificate (and any other unexpired certificates) to the Employee’s beneficiaries until expiration. Otherwise, all certificates are non-transferrable.

Compensation to the Employee under this certificate, and other such certificates issued to the Employee (and other employees), shall not be deducted in making earnings computations for the purpose of the Plan. Earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final and binding on the Employee.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under unexpired certificates, if any, issued to the Employee in prior years.

IN WITNESS WHEREOF, this certificate is executed as of [DATE].

DAILY JOURNAL CORPORATION

By:
Name: Title:

Non-Negotiable Certificate

Representing an Employee Participant Interest in the

Daily Journal Corporation (“DJC”) Management Incentive Plan

to an Employee, as long as that Employee Remains Employed by DJC or one of its Subsidiaries,

based on Earnings of Sustain Technologies Inc. (“Sustain”)

[DATE]

This non-negotiable certificate represents the right of                    (the “Employee”) to receive, in addition to all other compensation due or awarded:

1. In December [YEAR],             / 1,805,053 of the earnings of Sustain for the year ending September [YEAR], before taxes, workers’ compensation expenses and supplemental compensation expenses; plus

2. In December of each of the following nine years, the same fraction of the earnings of Sustain for the year ended the preceding September 30, before taxes, workers’ compensation expenses and supplemental compensation expenses.

If more shares of DJC are issued for consideration (e.g., in a merger or public offering), the denominator of the Employee’s fractional interest will be increased by the number of shares issued, effective with the first payment due thereafter, to reflect the share increase. Both the numerator and the denominator of the fraction will be appropriately adjusted to reflect any changes in shares outstanding which occur without additional consideration to DJC, as in stock splits and stock dividends.

No additional payments will be made to the Employee under this or any other certificate (all of which shall expire) after the employee either (1) shall have left the employ of DJC, prior to the Employee’s reaching age 65, for any reason whatsoever (including but not limited to being unreasonably fired by DJC prior to reaching age 65) or (2) directly or indirectly enters the employ (either as a direct or indirect employee or direct or indirect independent contractor) of any competitor of DJC or any of its subsidiaries whether such employment occurs before or after the Employee reaches age 65. If this certificate has not expired prior to the time of the Employee’s death, payments will continue to be made under this certificate (and any other unexpired certificates) to the Employee’s beneficiaries until expiration. Otherwise, all certificates are non-transferrable.

Compensation to the Employee under this certificate, and other such certificates issued to the employee (and other employees), shall not be deducted in making earnings computations for the purpose of the Plan. Earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final and binding on the Employee.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under unexpired certificates, if any, issued to the Employee in prior years.

IN WITNESS WHEREOF, this certificate is executed as of [DATE].

DAILY JOURNAL CORPORATION

By:
Name: Title:

PROXY

DAILY JOURNAL CORPORATION

The undersigned hereby appoints Charles T. Munger, J. P. Guerin and Gerald L. Salzman as proxyholders, each with the power to appoint his substitute; hereby authorizes them or any of them to represent and vote as designated below all the shares of common stock of Daily Journal Corporation held of record by the undersigned on December 19, 2008 at the Annual Meeting of Shareholders to be held on February 4, 2009 or any adjournment thereof; and hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated December 30, 2008.

1. Election of Directors	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles T. Munger, J.P. Guerin, Gerald L. Salzman, Peter D. Kaufman, George C. Good

(To withhold authority for any individual nominee, strike a line through his name above.)

2.   Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2009

☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

3.  Ratification of Management Incentive Plan

☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

4.   In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting

(Please sign and date the Proxy on the reverse side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR proposals 1, 2 and 3. Unless otherwise specified, the proxyholders or their substitute may cast an equal number of votes for each nominee for director or cumulate such votes and distribute them among the nominees at the discretion of such proxyholders.

This Proxy is solicited on behalf of the Board of Directors of Daily Journal Corporation.

Dated:

Signature:

Signature:

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.